                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number  0-17733

                            Cable TV Fund 15-A, Ltd.
                           -------------------------
             (Exact name of registrant as specified in its charter)


   1500 Market Street, Philadelphia, Pennsylvania 19102-2148 (215)665-1700
   -----------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         Limited Partnership Interests
                         -----------------------------
           (Title of each class of securities covered by this Form)


                                     None

--------------------------------------------------------------------------------
(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(ii) [_]
               Rule 12g-4(a)(1)(ii) [_]            Rule 12h-3(b)(2)(i)  [_]
               Rule 12g-4(a)(2)(i)  [_]            Rule 12h-3(b)(2)(ii) [_]
               Rule 12g-4(a)(2)(ii) [_]            Rule 15d-6           [_]
               Rule 12h-3(b)(1)(i)  [_]

               Approximate number of holders of record as of the certification

or notice date:    0
                 -----

     Pursuant to the requirements of the Securities Exchange Act of 1934, Cable TV Fund 15-A, Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                CABLE TV FUND 15-A, LTD.,
                                a Colorado limited partnership that has been liquidated and dissolved

                                By: Comcast Cable Communications, Inc, a
                                Delaware corporation, its former general partner

                                    By:  /s/ Arthur R. Block
                                        ----------------------
                                        Arthur R. Block
Dated: January 31, 2001                 Senior Vice President